Exhibit 5.1

November 10, 2022

Constellation Brands, Inc.

207 High Point Drive, Building 100

Victor, NY 14564

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Chief Legal Officer of Constellation Brands, Inc., a Delaware corporation (the “Company”). I refer to the Registration Statement on Form S-3 (File No. 333-268289), filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 10, 2022 (the “Registration Statement”), the base prospectus, dated November 10, 2022 which forms part of the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated November 10, 2022 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of an aggregate of 29,870,072 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), for resale by the selling stockholders as described in and subject to the terms of the Prospectus.

In connection with the registration of the resale of the Shares, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company; (ii) resolutions of the Company with respect to the registration of the resale of the Shares; (iii) the Prospectus and (iv) the Registration Statement and the exhibits thereto.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. I have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion after the date of this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ James O. Bourdeau
James O. Bourdeau, Esq.
Chief Legal Officer